Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, October 28, 2015

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES THIRD QUARTER 2015 RESULTS

Quarter Highlights:

•	Third quarter 2015 revenues decline 6% from third quarter 2014

•	Third quarter 2015 lift truck operating profit margin of 5.5%

•	The strong U.S. dollar and the Brazil economy continue to negatively affect revenues and results

•	Third quarter 2015 Nuvera operating loss of $6.6 million and net loss of $4.0 million, consistent with expectations

Cleveland, Ohio, October 28, 2015 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $652.1 million and net income of $20.9 million, or $1.28 per diluted share, for the third quarter of 2015 compared with revenues of $695.8 million and net income of $28.4 million, or $1.70 per diluted share, for the third quarter of 2014. Consolidated operating profit was $29.0 million for the third quarter of 2015 compared with $36.3 million for the third quarter of 2014. The 2015 results include Nuvera, which the Company acquired in December 2014.
For the nine months ended September 30, 2015, the Company reported consolidated net income of $57.5 million, or $3.52 per diluted share, and revenues of $1.9 billion compared with consolidated net income of $83.4 million, or $4.97 per diluted share, and revenues of $2.1 billion for the first nine months of 2014. Operating profit was $77.3 million for the nine months ended September 30, 2015 compared with $115.6 million for the nine months ended September 30, 2014. The results for the nine months ended September 30, 2015 include an operating loss and a net loss of $18.5 million and $11.1 million, respectively, at Nuvera. Operating profit, income before income taxes and net income for the nine months ended September 30, 2014 include a gain on the sale of assets of $17.7 million ($11.5 million net of taxes of $6.2 million, or $0.68 per diluted share) from the sale of the Company's Brazil facility.
EBITDA for the third quarter of 2015 and the trailing twelve months ended September 30, 2015, was $36.6 million and $141.0 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 9.
The Company's cash position was $114.6 million as of September 30, 2015 compared with $111.4 million as of December 31, 2014. Debt as of September 30, 2015 increased to $47.0 million from $31.5 million at December 31, 2014.

Lift Truck Results
The lift truck business reported net income of $24.9 million and revenues of $651.6 million for the third quarter of 2015, compared with net income of $28.4 million and revenues of $695.8 million for the third quarter of 2014. Lift truck operating profit was $35.6 million for the third quarter of 2015 compared with $36.3 million for the third quarter of 2014.
In the third quarter of 2015, worldwide new unit shipments increased to 22,415 units from 21,721 units in the third quarter of 2014 and were comparable to shipments of 22,420 units in the second quarter of 2015.
Third quarter 2015 bookings were approximately 18,600 units, or approximately $450 million, compared with approximately 19,700 units, or approximately $510 million, for the third quarter of 2014. Worldwide backlog was approximately 27,100 units, or approximately $670 million, at September 30, 2015 compared with approximately 26,800 units, or approximately $720 million, at September 30, 2014 and approximately 30,900 units, or approximately $715 million, at June 30, 2015.

Americas
Total shipments in the Americas segment, which includes the North America, Latin America and Brazil markets, increased by approximately 500 units in the 2015 third quarter compared with 2014, although unit volume improvements in the Americas continue to be negatively affected by the depressed Brazil economy. However, despite overall higher unit volumes, revenues in the Americas declined to $454.1 million in the third quarter of 2015 from $479.1 million in the third quarter of 2014. The revenue decline was primarily the result of a shift in trucks sold from higher-priced Class 5 trucks, including Big Trucks, to lower-priced Class 3 warehouse trucks and unfavorable currency movements of $13.5 million from the translation of sales into U.S. dollars, which strengthened against the Brazilian real. The revenue decrease was partially offset by price increases implemented in Brazil to offset the impact of the weak Brazilian real, as well as the favorable effect of price increases announced earlier in 2015 in North America.
Both gross profit and operating profit in the Americas improved in the third quarter of 2015 compared with the prior year. The favorable effect of price increases announced earlier in 2015 in North America, as well as price increases to offset the impact of the weak Brazilian real, benefited all of the Americas markets, as did material cost deflation. However, while the strength of the U.S. dollar favorably affected gross profit, this was more than offset by the weakened Brazilian real in the third quarter of 2015 compared with the third quarter of 2014. The overall improvement in the Americas gross profit was partially offset by a shift in sales to lower-margin lift trucks. Also contributing to the improved operating profit was lower selling, general and administrative expenses, attributable to lower incentive compensation estimates and favorable currency movements of $1.4 million, which were partially offset by a non-cash charge of $1.2 million related to one of the Company's U.S. defined benefit pension plans.
Looking forward, the Americas market, which experienced reasonably robust demand in most countries except Brazil in the first nine months of 2015, is expected to moderate, while the Brazil market is expected to remain depressed during the fourth quarter of 2015. As a result of these market conditions, the Company anticipates unit shipments and revenues in the Americas to be lower in the fourth quarter of 2015 than in the fourth quarter of 2014, predominantly due to a substantial reduction in units expected to be shipped in Brazil and a currently weak Brazilian real compared with the U.S. dollar. Revenues are also expected to decline as a result of a shift in sales mix to lower-priced lift trucks. The Americas operating profit is also expected to be somewhat lower than in the comparable 2014 period as a result of lower unit margins and unfavorable manufacturing efficiencies mostly offset by material cost deflation.

In 2016, the Company expects the Americas market to continue to moderate compared with 2015, with Brazil declining further from its already depressed levels. Despite these market conditions, unit shipments, revenues and parts sales are expected to increase in 2016 over 2015 due to the Company's success in winning some large customer accounts in 2015. In addition, full year 2016 operating profit in the Americas segment is expected to increase compared with 2015, largely as a result of anticipated improvements in Brazil's operating results due to lower anticipated operating expenses from planned cost reductions and the absence of plant move expenses incurred in 2015.

Europe
Total shipments in the Europe segment, which includes the Middle East and Africa markets, increased approximately 400 units in the 2015 third quarter compared with 2014. Despite the increase in shipments, Europe's overall revenues declined to $145.1 million in the third quarter of 2015 from $163.5 million in the third quarter of 2014, mainly as a result of unfavorable currency movements of $26.7 million, from the translation of sales into U.S. dollars.
Currency also significantly reduced Europe's operating profit, which declined to $0.2 million in the third quarter of 2015 from $4.4 million in the third quarter of 2014. Benefits realized in gross profit from higher shipments were more than offset by unfavorable currency movements of $8.0 million. The decline in Europe's gross profit was partially offset by lower selling, general and administrative expenses as a result of favorable currency movements of $2.4 million, partially reduced by an increase in bad debt expense.
In the fourth quarter of 2015, the overall Europe, Middle East and Africa market is expected to grow moderately compared with the prior year quarter, driven mainly by expected increases in Western Europe. Eastern Europe, Middle East and Africa markets are expected to generally decline, with the Russian market not expected to recover from its currently depressed levels. However, despite the market outlook, Europe anticipates unit shipment increases in the Western Europe and Middle East and Africa markets during the fourth quarter of 2015 compared with the fourth quarter of 2014 as a result of the implementation of the Company's strategic initiatives. Nonetheless, Europe's revenues in the fourth quarter of 2015 are expected to decline compared with the prior year period as the benefits from improved volumes are expected to be more than offset by unfavorable currency translation at current currency rates and a shift in mix to lower-priced lift trucks.
Operating profit in the Europe segment during the remainder of 2015 is expected to decrease substantially from the fourth quarter of 2014 primarily as a result of significant unfavorable foreign currency movements at current currency rates, partially offset by improved unit volumes. During 2015, Europe had currency hedges in place that have mitigated the unfavorable effect of the strengthening U.S. dollar. However, as these hedges expire, the new hedges are not expected to be as favorable, based on current currency rates, in offsetting increased U.S. dollar-based costs currently being incurred. As a result, unfavorable currency movements are expected to have a larger unfavorable impact on results in 2016.
Markets in the Europe segment are expected to continue to grow in 2016, driven by a moderate increase in Western Europe and slight growth in Middle East and Africa, partially offset by a decline in Eastern Europe. As a result, units and parts revenues are expected to increase in 2016. However, despite these improvements, operating profit in the Europe segment is expected to decrease substantially in 2016 compared with 2015 as a result of the reduced favorability of the hedge contracts in place at current currency rates coupled with unfavorable currency movements.

Asia-Pacific
Third-quarter 2015 unit shipments decreased by approximately 200 units in the Asia-Pacific segment compared with 2014 due to a decline in shipments in China as a result of the weakening Chinese market. However, revenues declined only marginally to $52.4 million in the third quarter of 2015 compared with $53.2 million in 2014. Unfavorable foreign currency movements of $6.4 million and the effects of lower shipments in China were substantially offset by increased sales of higher-priced Big Trucks in the Asia-Pacific region in the current quarter compared with the prior year.
Asia-Pacific net income declined moderately to $0.6 million in the third quarter of 2015 from $0.9 million in the third quarter of 2014.
Looking forward, in the fourth quarter of 2015, the Asia-Pacific market is expected to be down, predominantly due to depressed demand in China and Japan, only partially offset by modest growth in the other markets. China is expected to be off its prior peak levels in the fourth quarter of 2015 following an 11.6% decline in the first nine months of 2015 from the comparable period in 2014. The Company anticipates an overall decline in unit shipments and revenues in the Asia-Pacific segment in the fourth quarter of 2015, with unfavorable currency translation at current currency rates also contributing to the revenue decline.
Fourth-quarter 2015 Asia-Pacific results are expected to be lower than the fourth quarter of 2014 due to a shift in mix to lower-margin products, the expected unit volume decline and higher operating expenses expected as a result of market share gain initiatives.
In 2016, the Asia-Pacific market is expected to continue to weaken. However, as a result of the implementation of the Company's strategic initiatives, shipments, revenues and operating results are expected to increase compared with 2015.

Overall Lift Truck Outlook
The global market is anticipated to continue to be soft in the fourth quarter of 2015, with all markets, except Western Europe, expected to be lower than in the fourth quarter of 2014. As a result of these market conditions, the Company anticipates consolidated unit shipments in the fourth quarter of 2015 will be lower than the fourth quarter of 2014. In addition, as a result of a shift in sales mix to lower-priced lift trucks and currently weaker foreign currencies, the Company's consolidated revenues are expected to decrease in the fourth quarter of 2015 compared with 2014.
The Company expects fourth-quarter 2015 lift truck segment operating profit to be substantially lower than in the fourth quarter of 2014. Overall, anticipated decreases in unit shipments and unfavorable currency movements, as well as higher costs associated with the continued roll out of a global manufacturing information technology system now being implemented at an additional location, are expected to be partially offset by the effect of price increases earlier in the year, lower estimated incentive compensation and modestly lower material costs.
Fourth-quarter 2015 net income in the lift truck business is also expected to decline from 2014, primarily due to operating profit declines previously highlighted and to a higher effective income tax rate. The effective income tax rate is expected to be higher as a result of non-recurring tax benefits received in 2014 and a higher effective income tax rate in 2015 compared with 2014 attributable to an anticipated increase in the portion of the Company's income from the Americas operations.
Global markets are expected to remain roughly stable in 2016, driven primarily by the Western European market, with a moderating Americas market and weakening Asia-Pacific market. Despite these market conditions, and because of the Company's success in winning some large customer accounts, revenues, unit shipments and parts sales are expected to increase in 2016 compared with 2015. However, the Company expects operating profit in 2016 to be similar to 2015 as the increases in sales and parts volumes are expected to be offset by an anticipated shift in sales mix to lift trucks with lower average profit margins, as well as increased operating expenses. Net income in 2016 is expected to decline moderately from 2015 primarily as a result of a higher effective income tax rate in 2016 compared with 2015.
Commodity costs declined throughout 2015 and are expected to remain at roughly current levels in 2016. However, these commodities, including steel in particular, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor commodity costs, economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.
Cash flow before financing activities in the lift truck business is expected to be positive in 2015 but down substantially compared with 2014 due to lower net income. Cash flow before financing activities is expected to improve in 2016 compared with 2015.
The Company remains focused on gaining market share in its lift truck business over time by implementing the following key strategic initiatives: (1) understanding customer needs at the product and aftermarket levels, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution, (4) improving the Company's warehouse market position, (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing Asia distribution and focusing on strategic alliances with local partners, (6) enhancing its Big Truck market position and (7) strengthening its sales and marketing organization in all geographic regions.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products, or adding enhancements to existing products, to meet customers’ needs. To this end, development programs or enhancements to existing products are underway for its electric-rider, warehouse, internal combustion engine and big truck product lines.
All of these new products and upgraded products are expected to help increase market share and to improve revenues and to enhance operating margins in the remainder of 2015 and in 2016.
The lift truck business expects to continue to incur moderate incremental expense as it adds sales and marketing capabilities to help further its key strategic initiatives and the lift truck sales opportunities associated with its acquisition of Nuvera. The Nuvera-related costs are expected to be small in the fourth quarter of 2015 but are expected to grow as Nuvera's volume increases in 2016.

Discussion of Third Quarter Nuvera Results
Nuvera was acquired by the Company in December 2014. Nuvera reported a net loss of $4.0 million and revenues of $0.5 million for the third quarter of 2015, in line with expectations.

Nuvera Outlook
The Company's acquisition of Nuvera was driven by the Company's view that the fuel cell market for lift trucks has significant growth opportunities. Accordingly, the commercialization of Nuvera's fuel cell technology is one of the Company's key strategic initiatives. As a result of Nuvera's focus on commercializing its fuel cell technology and integrating this technology into the Hyster® and Yale® lift truck product ranges, the Company expects an operating loss of approximately $5.5 million to $7.0 million at its Nuvera business during the fourth quarter of 2015. Modest revenues are expected in the fourth quarter of 2015 from sales of Nuvera's PowerTap® units. Revenues from the sale of PowerEdge® units, which can be substituted for lead-acid batteries in Class 1, 2 and 3 lift truck models, are not expected until 2016. Nuvera expects to start booking PowerEdge® units, as well as additional PowerTap® units, during the fourth quarter of 2015. Nuvera secured an agreement with its first Total Power Solutions customer in early October, and expects to begin shipping PowerEdge® units to this customer in the first half of 2016, along with lift trucks and a PowerTap® hydrogen generation system. Nuvera expects to sell the PowerEdge® products to the market at an average selling price of between $17,500 and $35,000 depending upon the model. The Company believes its U.S. customers will qualify for the 30% Federal Energy Credit on these PowerEdge® units, which would allow those customers to realize a lower after-tax cost, but the tax credit currently expires at the end of 2016.
As a result of PowerEdge® unit production beginning in 2016, the Company expects to generate significant PowerEdge® unit revenues in 2016, and to increase its focus on reducing manufacturing costs per unit as production increases. Overall, Nuvera expects to generate an operating loss in 2016 of approximately $23 to $26 million primarily as a result of the costs to commercialize additional Nuvera technology and expand its product line. Nuvera has an objective of reaching a quarterly break-even operating profit by the end of 2017 or so on a run rate of approximately 700 PowerEdge® and ten PowerTap® units per quarter at target margins. Nuvera is also exploring a number of partnership opportunities which would be complementary to its core operating plan and which could potentially accelerate achievement of break-even results.
The Company expects Nuvera to support many of the Company's key strategic initiatives including, in the short-term, meeting customer needs, providing lowest cost of ownership, enhancing its independent distribution and increasing its presence in the warehouse products market. Over the medium-term, Nuvera is expected to support the enhancement of the Company's Big Truck business and help the Company achieve improved revenues in Asia-Pacific. This acquisition also provides the Company with the ability to own, rather than buy, a potential key long-term strategic component for its lift trucks. It also may provide the Company with the ability to participate actively in the growing fuel cell market and expand the Company's offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This, in conjunction with the Company's plan to provide full life cycle maintenance, service and fueling requirements, is expected to provide the Company with an opportunity to meet customers' needs and offer a zero-emissions, low overall cost of ownership alternative. Nuvera's PowerTap® hydrogen generator appliance, which produces fuel-cell grade hydrogen, is in commercial production today with an expanding list of customers in multiple applications. Nuvera is also working on enhancing its Orion® fuel cell technology and working with the Company's product engineering group to create an integrated fuel cell power solution as an option in Hyster® and Yale® brand Class 4 and Class 5 lift trucks targeted for production in late 2018.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, October 29, 2015 at 11:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 58678669, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 4, 2015. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology and (15) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Nuvera Fuel Cells, LLC, a subsidiary of NACCO Materials Handling Group, Inc., is an alternative-power technology company focused on fuel cell stacks and related systems, on-site hydrogen production and dispensing systems.  For more information about Hyster-Yale Materials Handling, Inc., NACCO Materials Handling Group, Inc., and Nuvera Fuel Cells, LLC visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
	(In millions, except per share data)

Revenues	$652.1	$695.8	$1,933.1	$2,056.5
Cost of sales	545.4	584.5	1,612.9	1,726.2
Gross Profit	106.7	111.3	320.2	330.3
Selling, general and administrative expenses	77.7	75.1	242.9	232.5
Gain on sale of assets	—	(0.1)	—	(17.8)
Operating Profit	29.0	36.3	77.3	115.6
Other (income) expense
Interest expense	1.3	1.6	3.6	3.3
Income from unconsolidated affiliates	(1.7)	(1.5)	(4.2)	(4.1)
Other	1.0	(0.7)	2.4	(0.8)
Income before Income Taxes	28.4	36.9	75.5	117.2
Income tax provision	7.4	8.4	17.7	33.6
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.3)	(0.2)
Net Income Attributable to Stockholders	$20.9	$28.4	$57.5	$83.4

Basic earnings per share	$1.28	$1.71	$3.53	$4.99

Diluted earnings per share	$1.28	$1.70	$3.52	$4.97

Basic weighted average shares outstanding	16.319	16.617	16.302	16.717
Diluted weighted average shares outstanding	16.360	16.667	16.347	16.782

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2014	3/31/2015	6/30/2015	9/30/2015	LTM 9/30/2015
	(In millions)
Net Income Attributable to Stockholders	$26.4	$13.9	$22.7	$20.9	$83.9
Noncontrolling interest income	0.2	0.1	0.1	0.1	0.5
Income tax provision	6.3	5.7	4.6	7.4	24.0
Interest expense	0.6	1.0	1.3	1.3	4.2
Interest income	(0.1)	(0.3)	(0.3)	(0.3)	(1.0)
Depreciation and amortization expense	7.3	7.3	7.6	7.2	29.4
EBITDA*	$40.7	$27.7	$36.0	$36.6	$141.0

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
	(In millions)
Revenues
Americas	$454.1	$479.1	$1,333.9	$1,376.8
Europe	145.1	163.5	448.9	516.7
Asia-Pacific	52.4	53.2	148.2	163.0
Lift truck business	$651.6	$695.8	$1,931.0	$2,056.5
Nuvera	0.5	—	2.1	—
Total	$652.1	$695.8	$1,933.1	$2,056.5

Gross profit (loss)
Americas	$78.8	$76.2	$225.7	$219.7
Europe	22.5	28.2	77.4	93.1
Asia-Pacific	5.6	6.9	18.5	17.5
Lift truck business	$106.9	$111.3	$321.6	$330.3
Nuvera	(0.2)	—	(1.4)	—
Total	$106.7	$111.3	$320.2	$330.3

Operating profit (loss)
Americas	$35.5	$31.1	$83.9	$94.7
Europe	0.2	4.4	12.2	21.5
Asia-Pacific	(0.1)	0.8	(0.3)	(0.6)
Lift truck business	$35.6	$36.3	$95.8	$115.6
Nuvera	(6.6)	—	(18.5)	—
Total	$29.0	$36.3	$77.3	$115.6

Net income (loss) attributable to stockholders
Americas	$24.3	$24.0	$57.9	$65.9
Europe	—	3.5	9.9	17.3
Asia-Pacific	0.6	0.9	0.8	0.2
Lift truck business	$24.9	$28.4	$68.6	$83.4
Nuvera	(4.0)	—	(11.1)	—
Total	$20.9	$28.4	$57.5	$83.4

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2015	2014
	(In millions)
Net cash provided by operating activities	$31.3	$41.2
Net cash used for investing activities	(17.0)	(24.2)
Cash Flow Before Financing Activities	$14.3	$17.0

	September 30, 2015	December 31, 2014
Cash	$114.6	$111.4
Debt	47.0	31.5
Net Cash	$67.6	$79.9